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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)*

                                 INNOVEDA, INC.
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                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
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                         (Title of Class of Securities)

                                  45769 F 10 2
                         -------------------------------
                                 (CUSIP Number)

                                December 31, 2001
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             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 45769 F 10 2


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      1.  Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Synopsys, Inc., IRS No: 56-1546236
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      2.  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [ ]
          (b) [ ]
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      3.  SEC Use only
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      4.  Citizenship or Place of Organization      Delaware

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Number of       5.  Sole Voting Power               3,181,514
Shares          ----------------------------------------------------------------
Beneficially    6.  Shared Voting Power             0
Owned by        ----------------------------------------------------------------
Each            7.  Sole Dispositive Power          3,181,514
Reporting       ----------------------------------------------------------------
Person With:    8.  Shared Dispositive Power        0
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      9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                3,181,514 shares of common stock
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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
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     11.  Percent of Class Represented by Amount in Row (9)                 7.9%
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     12.  Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

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ITEM 1.

    (a)  Name of Issuer:

               Innoveda, Inc.

    (b)  Address of Issuer's Principal Executive Offices:

               293 Boston Post Road West, Marlboro, Massachusetts  01752

ITEM 2.

    (a)  Name of Person Filing:

               Synopsys, Inc.

    (b)  Address of Principal Business Offices or, if none, Residence:

               700 E. Middlefield Road, Mountain View, CA  94043-4033

    (c)  Citizenship:

               Delaware Corporation

    (d)  Title of Class of Securities:

               Common Stock, $0.01 par value per share

    (e)  CUSIP Number:

               45769 F 10 2


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a)  [ ]   Broker or dealer registered under section 15 of the Act (15
               U.S.C. 78o)

    (b)  [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

    (c)  [ ]   Insurance company as defined in section 3(a)(19) of the Act (15
               U.S.C. 78c)

    (d)  [ ]   Investment company registered under section 8 of the Investment
               Company Act of 1940 (15 U.S.C. 80a-8)

    (e)  [ ]   An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E)

    (f)  [ ]   An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F)

    (g)  [ ]   A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G)

    (h)  [ ]   A savings associations as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813)

    (i)  [ ]   A church plan that is excluded from the definition of an
               investment company under section 3(c)(14) of the Investment
               Company Act of 1940 (15 U.S.C. 80a-3)

    (j)  [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

    Not Applicable


ITEM 4. OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a)   Amount Beneficially Owned:     3,181,514

   (b)   Percent of Class:              7.9%

   (c)   Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote:               3,181,514

         (ii)  Shared power to vote or to direct the vote:             0

         (iii) Sole power to dispose or to direct the disposition of:  3,181,514

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         (iv)  Shared power to dispose or to direct the disposition of:    0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

    Not applicable.

ITEM 10.  CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.


                                                    February 14, 2002
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                                                          Date


                                                  /s/ Steven K. Shevick
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                                                        Signature


                                               Steven K. Shevick/Secretary
                                        ----------------------------------------
                                                       Name/Title